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Edgar Correspondence

February 27, 2009

Banc of America Funds Trust

One Financial Center

Boston, MA 02111

Re:	Banc of America Funds Trust
Post-Effective Amendment No. 5 to Registration Statement on Form N-1A,
File Nos. 333-132211; 811-21862 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to Banc of America Funds Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of an indefinite number of Class A, Class C, Class R and Class Z shares of stock of the Trust (the “Shares”), representing interests in Banc of America Retirement 2005 Portfolio, Banc of America Retirement 2010 Portfolio, Banc of America Retirement 2015 Portfolio, Banc of America Retirement 2020 Portfolio, Banc of America Retirement 2025 Portfolio, Banc of America Retirement 2030 Portfolio, Banc of America Retirement 2035 Portfolio and Banc of America Retirement 2040 Portfolio (each, a “Portfolio” and collectively, the “Portfolios”), each a series of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 5 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Trust. We also have assumed that the Shares will be issued and sold on such terms and at a price per share of not less than the net asset value thereof as may be set forth in the prospectus and statement of additional information for the Portfolios contained in the Registration Statement, as amended or supplemented from time to time, and that ownership of the Shares will be duly recorded in the books of the Trust or its transfer or similar agent.

The opinion expressed below is limited to the Delaware Statutory Trust Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP